UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

        Date of report (Date of earliest event reported) December 23, 2005

CVF TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

00-29266	87-0429335
(Commission File Number)	(IRS Employer Identification No.)

8604 Main Street, Suite 1, Williamsville, New York	14221
(Address of Principal Executive Offices)	(Zip Code)

(716) 565-4711
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

        On November 30, 2005, CVF Technologies Corporation announced the sale of its subsidiary Gemprint Corporation. On December 19, 2005 at a special meeting of Gemprint shareholders the asset purchase agreement and the sale of Gemprint's business and assets to Collectors Universe was approved. The sales price consisted of $7.5 million in cash, at closing, plus a performance payment of $1 for each diamond registration using the Gemprint process in excess of 100,000 registrations during any year in the five year period immediately following completion of the sale. The closing of this transaction has now occurred and CVF Technologies Corporation received approximately $3.5 million on the closing from Gemprint as a repayment of debt and accrued interest owed by Gemprint. CVF Technologies Corporation will also receive 65% of all distributions that are expected to be made to Gemprint shareholders from the remaining proceeds of the transaction (after the repayment of Gemprint debt and obligations) as well as from future performance payments.

        A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

        (c) Exhibits:

        99. Press release, dated December 23, 2005, issued by CVF Technologies Corporation, announcing the completion of the sale of its subsidiary Gemprint Corporation.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 23, 2005	CVF Technologies Corporation

	By:	/s/ Jeffrey I. Dreben
Jeffrey I. Dreben
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number                                         Description

99                        Press release, dated December 23, 2005 issued by CVF Technologies
                            Corporation, announcing the completion of the sale of its subsidiary
                            Gemprint Corporation